UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

Current Report Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported): November 1, 2018

THERAVANCE BIOPHARMA, INC.

(Exact Name of Registrant as Specified in its Charter)

Cayman Islands	0001-36033	Not Applicable
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification
Incorporation)		Number)

PO Box 309

Ugland House, South Church Street

George Town, Grand Cayman, Cayman Islands KY1-1104
(650) 808-6000

(Addresses, including zip code, and telephone numbers, including area code, of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.  Entry into a Material Definitive Agreement

On November 1, 2018, Theravance Biopharma Ireland Limited and Theravance Biopharma US, Inc. (collectively, “Sellers,” and each a direct or indirect wholly-owned subsidiary of Theravance Biopharma, Inc. (the “Company”)) entered into an Asset Purchase Agreement (the “Agreement”) with Cumberland Pharmaceuticals Inc. (“Buyer”) pursuant to which Buyer will acquire from Sellers assets related to the manufacture, marketing and sale of the Company’s proprietary antibiotic, VIBATIV® (telavancin) (“VIBATIV” or the “Product”).

Upon the consummation of the transaction contemplated by the Agreement (the “Transaction”), Buyer will pay to Sellers (i) $20 million at the closing of the Transaction, (ii) $5 million in early 2019 and (iii) tiered royalties of up to 20% of U.S. net sales of the Product  until such time as royalties cumulatively total $100 million.

In connection with the Transaction, Buyer will acquire, among other things, (i) intellectual property rights relating to the Product, (ii) active pharmaceutical ingredient for the Product, work-in-process and finished drug product, (iii) the U.S. marketing authorization for the Product, (iv) certain assigned contracts relating to the manufacture and commercialization of the Product, and (v) books and records related to the Product. Buyer will also assume certain clinical study obligations related to the Product and post-closing liabilities and obligations relating to the Product as described in the Agreement.

The Agreement contains customary representations and warranties, pre-closing covenants and indemnities. During the period from the date of the Agreement to the closing date of the Transaction, Sellers have agreed to continue their operations relating to the VIBATIV assets in the ordinary course and have agreed to certain other operating covenants. Sellers have also agreed not to solicit or engage in discussions with third parties regarding other proposals to acquire the VIBATIV assets.  Sellers have also agreed to provide transition services to Buyer for limited periods of time following the closing of the Transaction.  Sellers have also agreed for a limited period not to engage in specified activities that would compete with the manufacture, marketing and sale of the Product.

The completion of the Transaction is subject to the satisfaction or waiver of a number of customary closing conditions in the Agreement, including, among others, the absence of certain governmental restraints and the absence of a material adverse effect on the VIBATIV assets. The Agreement also provides for certain termination rights of the parties prior to the closing of the Transaction.

The representations, warranties and covenants contained in the Agreement were made only for the purposes of the Agreement, were made as of specific dates, and were made solely for the benefit of the parties to the Agreement and may not have been intended to be statements of fact but, rather, as a method of allocating risk and governing the contractual rights and relationships among the parties to the Agreement. The assertions embodied in those representations and warranties may be subject to important qualifications and limitations agreed to by Sellers and Buyer in connection with negotiating their respective terms. Moreover, the representations and warranties may be subject to a contractual standard of materiality that may be different from what may be viewed as material to shareholders of the Company. For the foregoing reasons, none of the Company’s shareholders or any other person should rely on such representations and warranties, or any characterizations thereof, as statements of factual information at the time they were made or otherwise. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Agreement.

The foregoing summary of the Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the complete text of the Agreement, which the Company expects to file as an exhibit to the Company’s Current Report on Form 8-K that would be required to be filed upon the closing of the Transaction, if it is completed.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THERAVANCE BIOPHARMA, INC.

Date: November 6, 2018	/s/ Bradford J. Shafer
Bradford J. Shafer
Executive Vice President and General Counsel